Amendment to Investment Sub-Advisory Agreement

This Amendment to the Investment Sub-Advisory Agreement dated September 7, 2004 among Old Mutual Capital, Inc. (the "Adviser"), Heitman Real Estate Securities LLC (the "Sub-Adviser") and Old Mutual Advisor Funds (the "Trust") is dated January 19,2005 (the "Agreement").

WHEREAS, the Adviser, Sub-Adviser and the Trust entered into an Investment Sub-Advisory Agreement dated September 7,2004;

WHEREAS, the parties desire to amend the Agreement in certain respects.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Section 5 of the Agreement is hereby amended and replaced with the language set forth below:
5.

The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by a Portfolio or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement. Notwithstanding the foregoing, nothing contained in this Section 5 or elsewhere in this Agreement shall constitute a waiver by the Adviser or by the Trust of any of their respective rights under applicable U.S. federal securities laws whose applicability is not permitted to be contractually waived.

2.	All references to "Heitman Real Estate Securities, LLC" in the Agreement are replaced with "Heitman Real Estate Securities LLC."

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of January 19,2005.

OLD MUTUAL CAPITAL, INC.		OLD MUTUAL ADVISOR FUNDS

By:	/s/ Mark Black	By:	/s/ David J. Bullock

Name:	Mark Black	Name:	David J. Bullock

Title:	CFO	Title:	President

HEITMAN REAL ESTATE SECURITIES LLC

By:	/s/ Timothy J. Pire

Name:	Timothy J. Pire

Title:	Managing Director